Exhibit 5.1
[LETTERHEAD OF DORSEY & WHITNEY LLP]
Restore Medical, Inc.
2800 Patton Road
St. Paul, Minnesota 55113

Re:	Registration Statement on Form S-1
(SEC File Number 333-132368)
Ladies and Gentlemen:
     We have acted as counsel to Restore Medical, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to the proposed issuance and sale by the Company of up to 4,600,000 shares of the Company’s common stock, par value $0.01 per share (including 600,000 shares to be subject to the Underwriters’ over-allotment option) (the “Shares”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be priced by the Special Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.
     Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement and the related Prospectus, as amended and supplemented through the date of issuance, will be validly issued, fully paid and nonassessable.
     Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.
Dated: May 12, 2006

Very truly yours,
/s/ DORSEY & WHITNEY, LLP

RAK/KLC